Exhibit 99.1

EARNINGS RELEASE

Investor and Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director of Investor & Public Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports Record Revenues and Record Net Income Attributable to ICE for Second Quarter 2010

●	Record Quarterly Net Income Attributable to ICE and Adjusted Diluted EPS; Seventh Consecutive Record in Quarterly Revenues
●	2Q10 Diluted EPS of $1.36; Adjusted Diluted EPS of $1.51, up 34%
●	2Q10 Revenues of $296 MM, up 18% on Record Volumes
●	2Q10 Operating Income of $178 MM, up 32%
●	2Q10 Operating Cash Flow of $158 MM, up 37%

ATLANTA, GA (August 4, 2010) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported financial results for the second quarter of 2010. Consolidated revenues were a record $296 million, an increase of 18% from $250 million in the second quarter of 2009. Consolidated net income attributable to ICE was a record $102 million, up 41% from second quarter 2009 net income of $72 million. Diluted earnings per share (EPS) increased 40% to $1.36 compared to $0.97 in last year’s second quarter.

Second quarter 2010 adjusted consolidated net income attributable to ICE, excluding items relating to the acquisition of Climate Exchange, increased 35% to $113 million from an adjusted $83 million in the second quarter of 2009. Adjusted diluted EPS in the second quarter of 2010 were $1.51, up 34% from adjusted diluted EPS of $1.13 in the prior second quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income attributable to ICE and adjusted diluted EPS.

Said ICE Chairman and CEO Jeffrey C. Sprecher: “These results are enabled by the focus our team brings to executing on long-term opportunities, while achieving sustained, industry-leading growth. We are delivering on key initiatives that position our clearing, execution and processing business as a part of the solution for addressing financial reform and the evolving needs of derivatives markets globally, while working closely with customers and regulators to ensure the markets are preserved and strengthened.”

ICE SVP and CFO Scott Hill added: “ICE’s diverse, global business model and exposure to growth in emerging markets positions us well for continued growth. Our disciplined approach to investment and solid execution helped us deliver our seventh consecutive quarter of record revenues, along with improved operating margins. As a result, we achieved record profit levels for our shareholders and expanded our services for customers.”

Second Quarter 2010 Results
Consolidated revenues in the second quarter of 2010 grew 18% to $296 million, compared to $250 million in the second quarter of 2009. Consolidated transaction and clearing revenues increased 19% to $265 million in the second quarter of 2010, from $223 million during the same period in 2009. The increase in transaction and clearing revenue was driven primarily by record trading volume in ICE’s Brent and WTI crude futures contracts, record OTC energy volumes and an increase in CDS clearing revenues.

Second quarter 2010 transaction and clearing revenues in ICE’s consolidated futures segment were a record $130 million, an increase of 23% from $106 million in the same period in 2009. Consolidated average daily volume (ADV) in ICE’s futures segment was 1,392,397 contracts, up 36% from the second quarter of 2009 and was driven by double-digit increases at each of ICE’s futures exchanges in the second quarter of 2010.

Revenues in ICE’s global OTC segment grew 15% to $135 million in the second quarter of 2010, compared to $117 million in the prior second quarter. Average daily commissions (ADC) for ICE’s OTC energy business increased 26% to $1.4 million, compared to $1.1 million in the same period of 2009. Cleared contracts accounted for 97% of OTC energy contract volume during the second quarter of 2010. In ICE’s credit derivative markets, second quarter transaction, processing and clearing revenues were $43 million, down 3% compared to $45 million in the same period of 2009, as a result of a decline in CDS execution revenues.

Consolidated market data revenues were a record $27 million, up 7% from $25 million in the same second quarter of 2009. Consolidated other revenues were $4 million during the second quarter of 2010, compared to $2 million in the year-ago quarter.

Consolidated operating expenses increased 2% to $118 million for the second quarter of 2010 compared to $115 million in the same period of 2009. This increase was primarily attributable to $3 million of additional compensation and benefits expenses associated with headcount increases and non-cash compensation accruals as a result of the company’s above-target performance year-to-date in 2010.

Second quarter 2010 consolidated operating income increased 32% to $178 million compared to $135 million in the prior second quarter. Operating margin rose to 60%, compared to 54% in the second quarter of 2009, and up from 58% in the first quarter of 2010.

The effective tax rate for the second quarter of 2010 was 34% compared to 39% for the prior second quarter, which was impacted by the charge relating to the impairment of ICE’s investment in India’s National Commodity and Derivatives Exchange (NCDEX).

First Half 2010 Results
ICE’s first half 2010 consolidated revenues grew 20% to $578 million compared to $482 million in the first half of 2009. First half futures volumes increased 31% to 166 million contracts, driving consolidated futures transaction and clearing revenue growth of 24% over the same period in 2009. ADV in the first half of the year 1,341,591 contracts, up 32% compared to the prior first half.

ICE’s consolidated global OTC transaction and clearing revenues were $264 million in the first half of the year, an increase of 18% from $223 million in the first half of 2009. ADC in ICE’s OTC energy markets increased 27% to $1.4 million in the first half of the year, compared to the same period of 2009. Consolidated market data revenues were $54 million in the first half of 2010, compared to $52 million in the first half of 2009. Adjusted consolidated net income attributable to ICE was $215 million in the first half of 2010, up 32% over the prior first half.

Cash flows from operations during the first half of 2010 totaled $259 million, compared to $183 million in the first six months of 2009. Capital expenditures during the first half of 2010 were $12 million and capitalized software development costs totaled $12 million.

Unrestricted cash and investments were $335 million as of June 30, 2010. At the end of the quarter, ICE had $480 million in outstanding debt.

Financial Guidance and Additional Information
●
ICE had 866 employees as of June 30, 2010. Headcount is expected to increase in the range of 8% to 10% for the balance of the year, excluding any personnel additions relating to merger and acquisition activity, and inclusive of ICE’s Climate Exchange acquisition.

●
ICE expects to record a charge in the range of $4 million to $5 million in the third quarter of 2010 associated with staff reductions following the acquisition of Climate Exchange. These charges will be excluded from adjusted earnings.

●
ICE anticipates an immaterial impact to earnings in the back half of 2010 relating to the integration of Climate Exchange, excluding the staff reduction charge. For 2011, ICE projects synergies in the range of $13 million to $14 million, or roughly 60% savings versus 1H 2010 run rate operating expenses for Climate Exchange, and expects an immaterial impact to earnings.

●
ICE expects depreciation and amortization in the second half of 2010 in the range of $64 million to $68 million, which includes $9 million to $12 million related to the amortization of Climate Exchange intangible assets.

●	Following the closing of the Climate Exchange acquisition, ICE expects interest expense for the balance of 2010 to be in the range of $7 million to $8 million per quarter.
●
As previously stated, ICE expects to recognize transaction costs relating to the Climate Exchange acquisition in the range of $6 million to $7 million in the third quarter of 2010, which will be reflected in “acquisition-related transaction costs”, and will be excluded from adjusted earnings.

●
ICE’s diluted share count for the third quarter of 2010 is expected to be in the range of 74.5 million to 75.1 million weighted average shares outstanding, and the diluted share count for fiscal year 2010 in the range of 74.4 million to 75.4 million weighted average shares outstanding. ICE’s remaining capacity in its share repurchase program is $300 million.

●	Pro forma financial information relating to Climate Exchange is available on ICE’s investor relations website.

Earnings Conference Call Information
ICE will hold a conference call today, August 4, at 8:30 a.m. ET to review its second quarter 2010 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media.

Participants may also listen via telephone by dialing 888-523-1245 if calling from the United States, or 719-325-2289 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.

The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at 888-203-1112 for callers within the United States and at 719-457-0820 for callers outside of the United States. The passcode for the replay is 4087681.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currencies and Russell Index markets. ICE® is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 55 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Trust, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, The Clearing Corporation, U.S. Dollar Index, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; changes in domestic and foreign laws, regulations or government policy; increasing competition and consolidation in our industry; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; the success of our initiative to clear credit default swaps transactions; the success of our global clearing strategy; technological developments, including clearing developments; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under “Financial and Operating Guidance”; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2011; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; our ability to develop new products and services; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; and our ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 10, 2010. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements

Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Transaction and clearing fees, net	$515,922	$426,433	$264,860	$222,955
Market data fees	54,039	51,599	27,186	25,485
Other	7,814	3,938	4,109	1,977
Total revenues	577,775	481,970	296,155	250,417
Operating expenses: Compensation and benefits	117,110	110,303	58,870	55,597
Professional services	16,578	16,042	8,029	8,813
Acquisition-related transaction costs	2,043	6,139	1,498	529
Selling, general and administrative	43,806	45,844	21,549	22,938
Depreciation and amortization	56,128	54,882	27,914	27,579
Total operating expenses	235,665	233,210	117,860	115,456
Operating income	342,110	248,760	178,295	134,961
Other income (expense):
Interest and investment income	1,066	954	340	344
Interest expense	(14,612)	(12,160)	(7,502)	(6,906)
Other expense, net	(16,013)	(10,656)	(15,317)	(10,577)
Total other expense, net	(29,559)	(21,862)	(22,479)	(17,139)
Income before income taxes	312,551	226,898	155,816	117,822
Income tax expense	106,506	82,618	53,289	45,764
Net income	$206,045	$144,280	$102,527	$72,058
Net income attributable to noncontrolling interest	(3,194)	-	(839)	-
Net income attributable to IntercontinentalExchange, Inc.	$202,851	$144,280	$101,688	$72,058

Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$2.75	$1.98	$1.37	$0.99
Diluted	$2.72	$1.95	$1.36	$0.97
Weighted average common shares outstanding:
Basic	73,818	72,759	73,960	72,892
Diluted	74,645	73,818	74,763	74,074

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$307,108	$552,465
Short-term restricted cash	710,839	81,970
Short-term investments	2,005	2,005
Customer accounts receivable	135,942	109,068
Margin deposits and guaranty funds	23,879,030	18,690,238
Prepaid expenses and other current assets	26,992	24,105
Total current assets	25,061,916	19,459,851
Property and equipment, net	93,549	91,735
Other noncurrent assets:
Goodwill	1,452,004	1,465,831
Other intangible assets, net	670,998	702,460
Long-term restricted cash	123,823	123,823
Long-term investments	25,499	23,492
Cost method investments	7,501	7,501
Other noncurrent assets	14,591	10,182
Total other noncurrent assets	2,294,416	2,333,289
Total assets	$27,449,881	$21,884,875

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$63,068	$57,288
Accrued salaries and benefits	31,099	52,185
Current portion of licensing agreement	16,631	15,223
Current portion of long-term debt	112,250	99,000
Income taxes payable	12,009	23,327
Margin deposits and guaranty funds	23,879,030	18,690,238
Other current liabilities	44,657	30,571
Total current liabilities	24,158,744	18,967,832
Noncurrent liabilities:
Noncurrent deferred tax liability, net	161,476	181,102
Long-term debt	367,250	208,500
Noncurrent portion of licensing agreement	67,436	73,441
Other noncurrent liabilities	20,788	20,353
Total noncurrent liabilities	616,950	483,396
Total liabilities	24,775,694	19,451,228

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	782	776
Treasury stock, at cost	(357,612)	(349,646)
Additional paid-in capital	1,717,848	1,674,919
Retained earnings	1,251,976	1,049,125
Accumulated other comprehensive income	24,978	24,558
Total IntercontinentalExchange, Inc. shareholders’ equity	2,637,972	2,399,732
Noncontrolling interest in consolidated subsidiaries	36,215	33,915
Total equity	2,674,187	2,433,647
Total liabilities and equity	$27,449,881	$21,884,875

Non-GAAP Financial Measures and Reconciliation

ICE presents adjusted net income attributable to ICE and adjusted earnings per share attributable to ICE as additional information regarding our operating results. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in this press release and its Quarterly Report on Form 10-Q, including ICE’s consolidated financial statements and the notes thereto.

When viewed in conjunction with ICE’s GAAP results and the accompanying reconciliation, ICE believes these adjusted measures provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone. ICE management uses these measures to evaluate operating performance and management decisions made during the reporting period by excluding certain items that the company believes have less significance on, or do not impact, the day-to-day performance of the business. The adjustments for the periods in 2010 related to the exclusion of charges associated with the acquisition of the Climate Exchange, including the currency hedge implemented at the time of the transaction announcement and acquisition transaction costs. The adjustments for the periods in 2009 related to the exclusion of acquisition transaction costs, an impairment charge related to ICE’s investment in India’s NCDEX, and various other nonrecurring charges.

ICE’s internal budgets are based on adjusted net income attributable to ICE and adjusted earnings per share attributable to ICE, and the company periodically reports these measures to its Board of Directors. In addition, adjusted net income attributable to ICE is one of the criteria considered in determining performance-based compensation. ICE uses these adjusted measures because they more clearly highlight trends in the business that may not otherwise be apparent when relying solely on GAAP financial measures, since they eliminate from the company’s results specific financial items that have less bearing on ICE’s operating performance.

The following table reconciles our net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per common share attributable to ICE for the periods presented below.

	Consolidated		Consolidated
	Six Months	Three Months Ended June 30, 2010	Six Months	Three Months Ended June 30, 2009
	Ended June 30, 2010		Ended June 30, 2009
	(In thousands, except per share amounts)
Net income attributable to ICE	$202,851	$101,688	$144,280	$72,058
Add: NCDEX impairment costs	—	—	9,276	9,276
Add: Option hedge for CLE acquisition	14,278	14,278	—	—
Add: Acquisition costs	2,043	1,498	6,139	529
Add: Lease termination costs	—	—	2,347	—
Add: Severance costs	—	—	2,902	—
Add: Fixed asset disposals	—	—	633	—
Add (Less): Effective tax rate expense (benefit) of adjustments	(4,570)	(4,417)	(3,002)	1,567
Adjusted net income attributable to ICE	$214,602	$113,047	$162,575	$83,430
Earnings per share attributable to ICE common shareholders:
Basic	$2.75	$1.37	$1.98	$0.99
Diluted	$2.72	$1.36	$1.95	$0.97
Adjusted earnings per share attributable to ICE common shareholders:
Adjusted basic	$2.91	$1.53	$2.23	$1.14
Adjusted diluted	$2.87	$1.51	$2.20	$1.13
Weighted average common shares outstanding:
Basic	73,818	73,960	72,759	72,892
Diluted	74,645	74,763	73,818	74,074